Exhibit 99.1

Discussion of Quarterly Results for Marina District Development Company, LLC (“Borgata”)

Net income for the quarter ended June 30, 2010 was $17.3 million, compared to net income of $18.3 million, in the same period last year.

Overall quarterly performance was negatively impacted in June due to reduced or delayed day trip visitations to Atlantic City as a result of regional school calendars that were extended in order to make up for the effects of record winter storms in the first quarter.

For the quarter ended June 30, 2010, Borgata’s net revenues were $186.9 million, compared to $191.5 million for the same quarter in 2009, a decrease of 2.4%. The primary circumstances which contributed to the slight decline in net revenues, on a comparative basis, were:

•	Decline in table games hold from 14.2% in the second quarter 2009, to 11.8% in the second quarter 2010, which resulted in a negative impact on gaming revenue; and

•	Adverse impact from regional competitors in Pennsylvania, where slot promotional activities increased significantly during the quarter.

Adjusted EBITDA was $43.0 million for the quarter, a decrease of 9.9% from $47.7 million in the prior year, which is also due to the resulting impact from net revenues discussed above, as well as the following additional factors:

•	Higher utility costs, resulting from increased energy consumption during unseasonably hot weather, coupled with increases in energy rates; and

•	Normalization of certain expenses in the second quarter of 2010, compared to non-recurring expense reductions recorded in the second quarter of 2009, related to isolated one-time events.

Condensed Interim Financial Schedules

	Three Months Ended June 30,
	2010	2009
	(unaudited)
	(in thousands)
Condensed Statements of Operations:
Revenues
Gaming	$164,530	$173,837
Food and beverage	35,994	34,490
Room	27,704	27,123
Other	10,696	10,302

Gross Revenues	238,924	245,752
Less promotional allowances	52,032	54,239

Net Revenues	186,892	191,513
Costs and expenses
Gaming	66,948	69,814
Food and beverage	17,423	15,290
Room	3,459	2,798
Other	8,615	9,192
Selling, general and administrative	31,841	32,864
Maintenance and utilities	15,646	13,829
Depreciation and amortization	18,236	20,040
Preopening expenses	—	346
Write-downs and other items, net	12	71

Total costs and expenses	162,180	164,244
Operating income	24,712	27,269
Interest expense, net of amounts capitalized	5,588	7,447
Income before provision for state income taxes	19,124	19,822
Provision for state income taxes	1,837	1,561

Net income	$17,287	$18,261

	As of June 30,
	2010	2009
	(unaudited)
	(in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$21,939	$24,146
Property and equipment, net	1,337,602	1,366,008
Total assets	1,455,103	1,508,068
Total debt	626,872	666,778
Members’ equity	693,565	720,358

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

	Three Months Ended June 30,
	2010	2009
	(unaudited)
	(in thousands)
Net Income	$17,287	$18,261
Depreciation and amortization	18,236	20,040
Interest expense, net of amounts capitalized	5,588	7,447
Provision for state income taxes	1,837	1,561

EBITDA	42,948	47,309
Preopening expenses	—	346
Write-downs and other items, net	12	71

Adjusted EBITDA	$42,960	$47,726

Non-GAAP Financial Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core ongoing operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this discussion because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Adjusted EBITDA is also widely used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA reflects EBITDA adjusted for preopening expenses, write-downs and other charges, net, and other non-cash, non-recurring expenses. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), on a GAAP basis, is included in the financial schedules accompanying this release.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.